Exhibit 10.17A
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
COAL PURCHASE AND SALE AGREEMENT NO. 10-62-04-900
     THIS COAL PURCHASE AND SALE AGREEMENT No. 10-62-04-900 (“Agreement”) is entered into as of May 21, 2004 (the “Effective Date”), by and between American Electric Power Service Corporation, agent for Columbus Southern Power Company (“Buyer”), and Oxford Mining Company, Inc. (“Seller”). Buyer and Seller are also referred to herein individually as a “Party” and collectively as the “Parties.”
     The Parties hereby agree as follows:
DEFINITIONS
“Affiliates” means with respect to any entity, any other entity that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such entity. For this purpose, “control” means the direct or indirect ownership of 50% or more of the outstanding capital stock or other equity interests having ordinary voting power.
“Agreement” shall have the meaning set forth in the preamble.
“Approved Production Source(s)” shall have the meaning set forth in Schedule 3.1-B.
“Bankruptcy Proceeding” means with respect to a Party or entity, such Party or entity (a) makes an assignment or any general arrangement for the benefit of creditors, (b) files a petition, has a petition filed against it or its assets, or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy or similar law for the protection of creditors, (c) otherwise becomes bankrupt or insolvent (however evidenced), or (d) is unable to pay its debts as they fall due.
“BTU” means the amount of energy required to raise the temperature of one (1) pound of pure water one (1) degree Fahrenheit from 59.5° Fahrenheit to 60.5° Fahrenheit at a constant pressure of 14.73 pounds per square inch absolute.
“Business Day” means a day on which Federal Reserve member banks in New York City, New York are open for business; and a Business Day shall open at 8:00 a.m. and close at 5:00 p.m. Eastern Prevailing Time.
“Buyer” shall have the meaning set forth in the preamble.
“Claiming Party” shall have the meaning set forth in the definition of Force Majeure.
“Coal” means crushed, bituminous coal to be sold by Seller and purchased by Buyer, the quality of which shall conform to the Quality Specifications set forth in Article III, and which does not trigger Buyer’s rejection rights under Article II, or is otherwise acceptable by Buyer under this Agreement. Such Coal shall (i) be substantially free from any extraneous materials (including, but not limited to mining debris, Synfuel, bone, slate, iron, steel, petroleum coke, earth, rock, pyrite, wood or blasting wire), (ii) be substantially consistent in quality throughout a Shipment, (iii) meet the size required, and (iv) have no intermediate sizes (including fines) added or removed.
“Commercially Reasonable Efforts” means the taking by a Party of such action as would be in accordance with reasonable commercial practices as applied to the particular matter in question to achieve the result as expeditiously as practicable; provided, however, that such action shall not require that such Party incur unreasonable expense.

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“Contract Price” means the price in United States dollars per Ton to be paid by Buyer to Seller for the purchase of Coal and any other proper charges pursuant to this Agreement and shall have the meaning set forth in Article V.
“Contract Quantity” shall have the meaning set forth in Article II.
“Contract Year” shall mean the period commencing January 1, 2005 and ending December 31, 2005, and each period thereafter commencing January 1 and ending the immediately succeeding December 31 during the Term.
“Costs” means any brokerage fees, commissions and other transactional costs and expenses reasonably incurred either by the Non-Defaulting Party as a result of terminating any hedges or other risk management contracts and/or entering into new arrangements in order to replace the Contract Quantity not delivered by Seller or not accepted by Buyer, as the case may be, and legal costs incurred by the Non-Defaulting Party.
“Defaulting Party” shall have the meaning set forth in Article XVII.
“Delivery Period” shall have the meaning set forth in Article I.
“Designated Delivery Point” means FOB Plant or FOB Railcar at the coal loading facility described on Schedule 3.1-B.
“Early Termination Date” shall have the meaning set forth in Article XVII.
“Eastern Prevailing Time” means Eastern Standard Time or Eastern Daylight Savings Time in effect in New York, New York, as the case may be on the relevant date.
“Effective Date” shall have the meaning set forth in the preamble.
“Event of Default” shall have the meaning set forth in Article XVII hereof.
“First Extended Term” shall have the meaning set forth in Article I.
“FOB” shall have the meaning given to such term as provided in the Uniform Commercial Code of the State of New York.
“Force Majeure” means an event or circumstance which prevents one Party (the “Claiming Party”) from performing its obligations under this Agreement, which is not within the reasonable control of, or the result of the negligence of, the Claiming Party, and which by the exercise of due diligence, the Claiming Party is unable to overcome or avoid or cause to be avoided or is unable in good faith to obtain a substitute acceptable to Buyer therefor. Force Majeure includes, but is not limited to, an event or occurrence beyond the control of Buyer, such as without limitation, acts of God, war, insurrection, riots, nuclear disaster, strikes, labor disputes, threats of violence, labor and material shortages, fires, explosions, floods, river freeze-ups, breakdowns or damage to mines, plants, equipment, or facilities (including a forced outage or an extension of a scheduled outage of equipment or facilities to make repairs to avoid breakdowns thereof or damage thereto), interruptions to or slowdowns in transportation, railcar shortages, barge shortages, embargoes, orders, or acts of civil or military authority, laws, regulations, or administrative rulings, or total or partial interruptions of Buyer’s operations which are due to any enforcement action or other administrative or judicial action arising from an environmental law or regulation. Force Majeure shall not be based on: (1) Buyer’s inability economically to use or resell the Coal purchased hereunder; (2) adverse geological or mining conditions; (3) the Seller’s ability to sell the Coal at a price greater than the Contract Price; or (4) Seller’s inability to economically produce or obtain the Coal.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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“Free Loading Day” means a loading day for which Seller shall not be obligated to pay demurrage charges. A loading day shall commence at 7:00 a.m. of a calendar day and end at 7:00 a.m. the next calendar day. The first Free Loading Day shall commence at the later of the first 7:00 a.m. immediately following the delivery of said barge to a Designated Delivery Point, or 7:00 a.m. on the barge loading date specified in Seller’s request for placement of barges.
“Free Loading Period” means a period of two consecutive Free Loading Days. The Free Loading Period for a barge delivered shall end forty-eight (48) consecutive hours after the period commenced.
“Gains” means, with respect to a Party, an amount equal to the present value of the economic benefit, if any, (exclusive of Costs) to it resulting from the termination of its obligations with respect to this Agreement, determined in a commercially reasonable manner.
“Half-Month” means, with respect to any calendar month, either (a) the period from and including the first day of such month through and including the fifteenth day of such month or (b) the period from and including the sixteenth day of such month through and including the last day of such month.
“Half-Year Quantity Option” shall have the meaning set forth in Article II, Section 2.1.
“Imaged Agreement” shall have the meaning set forth in Article XXXI.
“Interest Rate” shall have the meaning set forth in Article IV.
“Letter of Credit” means an irrevocable, transferable, standby letter of credit, issued by a major U.S. commercial bank or the U.S. branch office of a foreign bank, reasonably acceptable to the beneficiary with, in either case, a senior unsecured credit rating of at least (a) “A-” by S&P and “A3” by Moody’s, if such entity is rated by both S&P and Moody’s or (b) “A-” by S&P or “A3” by Moody’s, if such entity is rated by either S&P or Moody’s but not both.
“Liabilities” shall have the meaning set forth in Article XIV.
“Losses” means, with respect to a Party, an amount equal to the present value of the economic loss, if any, (exclusive of Costs) to it resulting from the termination of its obligations with respect to this Agreement, determined in a commercially reasonable manner.
“Material Adverse Change” means a material change in the condition (financial or otherwise), net worth, properties or operations or in economic conditions, which, when taken as a whole can reasonably be anticipated to impair the ability of such Party to fulfill its obligations under this Agreement, or there is reasonable grounds to believe that the creditworthiness of such Party has become unsatisfactory or its ability to perform under this Agreement has been materially impaired.
“Monthly Quantity Option” shall have the meaning set forth in Article II, Section 2.1.
“Moody’s” means Moody’s Investors Service, Inc. or its successor.
“New Taxes” means any Taxes, fees, or assessments enacted and effective after the Effective Date of this Agreement, including, without limitation, that portion of any Taxes or New Taxes that constitutes an increase.
“Non-Defaulting Party” shall have the meaning set forth in Article XVII.
“Notice of Exercise” shall have the meaning set forth in Article II, Section 2.5.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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“Option” means Buyer’s right, but not the obligation, to purchase or purchase and resell Coal in the amount of the option quantity as set forth in Article II, Section 2.1, and Buyer’s right to extend the Term of this Agreement pursuant to Article I.
“Quality Specifications” means the quality characteristics on an “As-Received” basis, using ASTM standards, specified on Schedule 3.1-A hereto.
“Performance Assurance” means collateral in the form of either cash or Letters of Credit or such other security of the type and amount requested by the Party demanding Performance Assurance.
“Plant” means the Conesville Plant owned by Buyer and located near Conesville, Ohio, or the Conesville Coal Preparation Plant (“CCPP”) located near Conesville, Ohio.
“Pledgor” shall have the meaning set forth in Article XVIII.
“Replacement Price” shall have the meaning set forth in Article XVI.
“S&P” means the Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or its successor.
“Sales Price” shall have the meaning set forth in Article XVI.
“Second Extended Term” shall have the meaning set forth in Article I.
“Secured Party” shall have the meaning set forth in Article XVIII.
“Seller” shall have the meaning set forth in the preamble.
“Selling Price” shall have the meaning set forth in Article VII.
“Settlement Amount” shall have the meaning set forth in Article XX.
“Shipment” means, as applicable: (a) one unit trainload or at Buyer’s election a composite of two or more unit trainloads; or (b) the aggregate of single railcars loaded on any one day (only where single car rates apply), or (c) one barge or at Buyer’s election a composite of two or more barges, or vessel load; or (d) the aggregate of the truckloads that are unloaded at the Designated Delivery Point on any one day in accordance with the applicable Transportation Specifications.
“SO2” means sulfur dioxide and “SO2 per mmBtu” means sulfur dioxide per million Btu.
“Suspension” shall have the meaning set forth in Article II, Section 2.6.
“Synfuel” means synthetic fuel qualified for tax credits under Section 29 of the Internal Revenue Code of 1986, as amended.
“Taxes” means any or all ad valorem, property, business and occupation, occupation, severance, generation, first use, conservation, Btu or energy, utility, gross receipts, privilege, sales, use, consumption, excise, lease, transaction, and other taxes, governmental charges, licenses, fees, permits and assessments, or increases therein, other than taxes based on net income or net worth.
“Term” shall have the meaning set forth in Article I.
“Third Party Impositions” shall have the meaning set forth in Article VI, Section 6.1.
“Ton” means 2,000 pounds avoirdupois weight.
“Transportation Specifications” means the timing and tonnage requirements for Shipment(s) set forth in Article II.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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“Transporter” means the entity or entities transporting Coal on behalf of Seller to and at the Designated Delivery Point or on behalf of Buyer or Buyer’s designee from the Designated Delivery Point.
“Uniform Commercial Code” or “UCC” shall have the meaning set forth in Article XXIX.
ARTICLE I
Term and Delivery Period
     The term of this Agreement (the “Term”) shall commence on the Effective Date, and shall remain in effect until December 31, 2008, except as provided elsewhere in this Agreement.
     Provided this Agreement is still in effect, Buyer shall have the optional right, but not the obligation, to extend the term of this Agreement for two one-year term extensions, the first of which shall be referred to as the “First Extended Term” and shall begin January 1, 2009 and end December 31, 2009. Should Buyer elect the First Extended Term, then a second one-year term extension shall become available and shall be referred to as the “Second Extended Term” and shall begin on January 1, 2010 and end on December 31, 2010. Each such election shall be referred to as an “Option” for Coal produced from reserves of Coal dedicated to this Agreement in Schedule 3.1-B hereof.
     Buyer shall give written notice of its desire to extend the term for such additional period on or before July 1 of the preceding year. If such optional right of Buyer is exercised, all provisions of this Agreement shall continue in full force and effect over the extended term designated by Buyer.
     The delivery period of this Agreement (the “Delivery Period”) shall be from January 1, 2005, through December 31, 2008, except as provided elsewhere in this Agreement.
ARTICLE II
Obligations and Deliveries
     Section 2.1 Contract Quantity. During the Delivery Period, Seller agrees to sell and deliver to the Buyer and Buyer agrees to purchase and accept from Seller, FOB truck or railcar (as applicable) at the Designated Delivery Point, the quantity of Coal set forth herein.

	Specification A	Specification B
Contract Year	Contract Quantity	Contract Quantity
2005	[*]	[*]
2006	[*]	[*]
2007	[*]	[*]
2008	[*]	[*]
2009 (First Extended Term, if elected)	[*]	[*]
2010 (Second Extended Term, if elected)	[*]	[*]
     Such tonnage shall be delivered ratably during each month of each Contract Year.
     Buyer shall have the option to elect up to [*] of the Contract Quantity to be delivered as Specification A or Specification B Coal with at least thirty (30) days prior notice to Seller.
     Upon at least eighteen months prior written notice, Buyer shall have the option, but not the obligation, to elect to purchase from Seller [*] tons per year of Specification C Coal.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Should Buyer elect to purchase Specification C Coal, Buyer shall purchase, and Seller shall sell, such Coal in lieu of Specification A Coal for a period of five years upon the terms and conditions set forth in this Agreement. Such period may extend beyond the Term of this Agreement.
     At such time, if any, that Buyer elects to purchase Specification C Coal, Buyer shall also have the option to elect to reduce purchases of Specification B Coal to [*] tons per year. The purchase of any revised quantities of Specification B Coal are to commence concurrently with the purchase of Specification C Coal and continue throughout the remaining Term, as set forth in Article I, of this Agreement, but not thereafter (no later than December 31, 2010). If Buyer’s election shall become effective during a Contract Year, then the quantities of Specifications A, B, and C Coal to be purchased and sold during such Year shall be determined on a pro rata basis.
     Thus, for example, if Buyer were to elect in October 2005 to purchase [*] tons of Specification C Coal commencing April 2007, and Buyer does not elect to extend the Term of this Agreement, then for Contract Years 2006 through 2012, the Contract Quantities would be as follows:
***** EXAMPLE *****

Contract Year		Specification A	Specification B	Specification C
2006	Specification A deliveries would run through March 31, 2007, and Specification C deliveries begin April 1, 2007.	[*]	[*]	[*]
2007		[*]	[*]	[*]
[*]
2008			[*]	[*]
2009				[*]
2010	Specification C deliveries would continue through March 31, 2012.			[*]
2011				[*]
2012				[*]
***** END OF EXAMPLE *****
     During each Contract Year, Buyer shall have the right to increase the Contract Quantity for Specification A and/or Specification B Coal by 200,000 tons per half-year (January through June or July through December) (hereinafter the “Half-Year Quantity Option”) by notifying Seller of its election to take such Half-Year Quantity Option at least ninety (90) days prior to the beginning of the applicable half-year period.
     Additionally, Buyer shall have the right at any time, and from time to time, to increase its monthly quantity obligation for Specification A and/or Specification B Coal by up to 25,000 tons (hereinafter the “Monthly Quantity Option”) at any time up to thirty (30) days prior to the beginning of the applicable delivery month. Such election shall remain in effect until such time as Buyer again gives at least thirty (30) days prior notice of a subsequent election to reduce the monthly quantity obligation to the minimum monthly quantity obligation.
     Each such election shall be referred to as an “Option” for Coal produced from reserves of Coal dedicated to this Agreement in Schedule 3.1-B hereof.
     Section 2.2 Reconsignment and/or Resale Rights. From time to time, and at any time, Buyer shall have the right, but not the obligation, to have all or any part of the Coal hereunder reconsigned for delivery to any destination, and/or to make all or any part of the Coal hereunder available for purchase by any person(s), whether or not affiliated with Buyer, through Buyers assignment of this Agreement or Buyer’s purchase and subsequent resale to others of such Coal.
     Should Buyer exercise its right to reconsign or resell Coal, Seller shall arrange for transport to the destination designated by Buyer, in accordance with the Transportation
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Specifications attached hereto as Schedule 2.4, or as otherwise provided by Buyer at the time of exercising its rights under this Section 2.2.
     Should Buyer require Seller to deliver to other than the Designated Delivery Point, the Contract Price under Article V of this Agreement shall be adjusted to account for the actual cost difference incurred by Seller for transporting the Coal to such alternative location as compared to Seller’s cost of transporting such Coal to the Designated Delivery Point (i.e., Contract Price to be reduced by actual amount per ton savings, or increased by the amount of additional per ton costs).
     Section 2.3 Scheduling. Buyer will advise Seller of its desired loading dates, delivery schedule, and at Buyers option, its desire to have up to 100% of the deliveries transported by truck to the Plant.
The Parties will work together in good faith to agree on a reasonable and mutually acceptable delivery schedule within the Term and within each month during the Term.
     Section 2.4 Delivery. The Coal shall be delivered to Buyer FOB Plant or FOB Railcar at the Designated Delivery Point in accordance with the Transportation Specifications detailed in Schedule 2.4 (attached hereto and hereby made a part of this Agreement).
     Seller shall be responsible for any costs or charges imposed on or associated with the delivery of the Contract Quantity up to the Designated Delivery Point. Buyer shall be responsible for any costs or charges imposed on or associated with the Contract Quantity upon taking title to the Coal at the Designated Delivery Point in accordance with Article XIV.
     If a Party is charged for any increased transportation charges, penalties, or other costs, including demurrage, attributable to the other Party’s failure to timely load or unload the Coal in accordance with the terms of this Agreement, including the timing and tonnage requirements of the Transportation Specifications, and if such failure is not due to Force Majeure, such failing Party shall reimburse the other for such charges.
     Each Party shall immediately contact the other Party in the event of a curtailment or interruption in the delivery or receipt of Coal hereunder. Each Party shall contact the other Party with as much advance notice as reasonably possible regarding any such impending curtailment or interruption.
     Section 2.5 Option(s) Exercise.
     Unless otherwise expressly provided in this Agreement, in order to exercise an Option, the Buyer will, no later than 4:00 p.m. Eastern Prevailing Time on the Exercise Date for an Option, notify the Seller orally or in writing, which notice will be irrevocable (“Notice of Exercise”), of the Buyer’s exercise of its right or rights granted pursuant to the relevant Option. Provided, however, that if verbal notice is given, Buyer shall provide written confirmation of such verbal notice to Seller as soon as practicable. The Buyer may exercise the right or rights granted pursuant to the Option only by timely giving a Notice of Exercise to the Seller. If the Option is not timely exercised, it will expire and neither the Buyer nor the Seller will have any further rights or liabilities with respect to that Option. Once an Option has been timely and properly exercised, the physical purchase and sale of the Coal related thereto shall be governed by the terms of this Agreement.
     Section 2.6 Rejection and Suspension.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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     In addition to all other remedies at law or in equity, and in addition to the price adjustments provided for in Article VII, Buyer shall have the following rights and remedies upon Seller’s failure to conform with the requirements as set forth in Article III.
     (a) Buyer shall have the right to reject any Shipment hereunder if the Coal therein fails to conform to any requirement set forth in Article III. Should Buyer exercise such right of rejection, it shall notify Seller by telephone upon discovery of the nonconformance, such notification to be promptly confirmed in writing.
     (b) Buyer shall have the right to suspend all further shipments of Coal hereunder if: (i) there are three (3) non-conforming Shipments, whether rejected or not, in any three (3) month period; (ii) two (2) out of four (4) consecutive Shipments are non-conforming Shipments; or (iii) the Coal quality fails to meet the defined minimum or exceeds the defined maximum Contracted Half-Month “Suspension” or rejection specifications applicable under Article III. Should Buyer exercise such right to suspend further Shipments, Buyer shall notify Seller of its exercise of right of suspension within 15 calendar days after the day or Halt-Month period in which such failure occurs.
     (c) Upon receipt of Buyer’s notice of suspension, Seller shall immediately suspend further Shipments and make every reasonable effort to correct the conditions giving rise to the Shipment(s) of Coal failing to conform to such specifications or requirements. Seller shall inform Buyer in writing on a weekly basis of such corrective actions taken by Seller.
     During such suspension, Seller shall permit Buyer’s full access to the production sources and related facilities hereunder and to all engineering data related thereto. Buyer shall have the right, but not the duty, to participate in any and all discussions relating to the matter and to recommend procedures to correct said matter.
     Such suspension shall continue until Seller provides Buyer with assurances in writing that are satisfactory to Buyer that the conditions causing Shipment of Coal not in accordance with this Agreement have been corrected and that Seller can and shall deliver Coal meeting Article III requirements and meeting the “Contracted Half-Month” specifications of Schedule 3.1-A (attached hereto and hereby made a part of this Agreement).
     Upon receipt by Buyer of Seller’s satisfactory written assurances, as determined by Buyer in its sole discretion, shipments shall be resumed at the rate specified in Article II.
     (d) In the event that: (i) Seller fails to provide Buyer with such assurances within 10 days after the date of Buyer’s notice of suspension as described in this Section 2.6; or (ii) having provided such assurances, Seller fails to correct such conditions and resume shipments in the ensuing 30 days thereafter or (iii) after such resumption of shipments, Seller’s subsequent deliveries at any time during the ensuing 90 days fall below the minimum or exceed the maximum “Suspension” or rejection specifications applicable under Article III; then such event shall constitute an Event of Default under Article XVII hereof.
     (e) Whether shipments suspended pursuant to this Article II hereof shall be made up, as well as the scheduling of such make up, shall be at Buyer’s sole discretion. In the event Buyer exercises its right to require such make up, delivery of make up tonnage shall be scheduled so that such deliveries shall be shipped no later than 365 calendar days following resumption of shipments.
ARTICLE III
Quality Specifications
     Section 3.1 Quality Specifications. Seller shall cause all Coal delivered to Buyer, pursuant to this Agreement, to comply with Quality Specifications set forth on Schedule 3.1-A.
     Buyer may terminate deliveries from an Approved Production Source if Buyer in its reasonable judgment determines through operating experience that the Coal therefrom, even if
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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the Coal meets the requirements and specifications of Schedule 3.1-A, (i) causes unsatisfactory performance at the consigned destination, or (ii) requires Buyer to modify equipment, facilities, practices, or processes In such event, Buyer shall provide Seller with written notice thereof, specifying the basis of such unsatisfactory performance or modification. If more than three Approved Production Sources have been terminated and in Buyer’s reasonable judgment the Coal continues to causes unsatisfactory performance at the consigned destination, or requires Buyer to modify equipment, facilities, practices, or processes, then Buyer shall have the right to terminate this Agreement.
ARTICLE IV
Billing and Payment; Financial Reports
     Buyer shall pay Seller by electronic transfer (recipient’s account per Seller’s advice) in United States Funds for all Coal received, unloaded, taken into account, and accepted hereunder.
     Buyer shall submit to Seller the weight, analytical, and cost data on such Coal taken into account during each Half-Month at each respective consigned destination within five (5) Business Days after each such Half-Month period. Thereafter, Seller shall submit to Buyer, within two (2) Business Days of receipt of such information, an invoice covering such Half-Month deliveries at each respective consigned destination, which invoice shall include a reference to this Agreement’s contract number 10-62-04-900.
     Buyer shall make payment by electronic transfer to Seller within 20 calendar days after the Half-Month, provided Seller’s invoice is submitted in accordance with the preceding paragraph. Seller shall provide Buyer all pertinent wire transfer instructions on each invoice.
     If applicable, Seller shall include on its invoice the statement “Seller certifies that (insert number) of tons were mined in Virginia,” such statement to be separately signed by Seller.
     If Buyer in good faith reasonably disputes an invoice, it shall provide a written explanation specifying in detail the basis for the dispute and pay any undisputed portion no later than the due date. Upon resolution of any dispute involving an invoice, any additional amount owing shall be paid with interest (the prime rate of interest for U.S. Dollars as published from time to time under the section titled, “Money Rates” by The Wall Street Journal, [*] but not to exceed the maximum applicable lawful interest rate [hereinafter “Interest Rate”]). If any Party fails to pay amounts under this Agreement when due, unless such amount is the subject of a dispute as provided above, or is excused by Force Majeure, in addition to the rights and remedies provided in this Agreement, the aggrieved Party shall have the right to suspend performance under this Agreement until such amounts plus interest have been paid, and/or exercise any remedy available at law or in equity to enforce payment of such amount plus interest at the Interest Rate defined herein.
     If requested by either Party, the other Party shall deliver to the requesting Party (i) within 120 days following the end of each fiscal year, a copy of the Party’s portion of the annual report containing audited consolidated financial statements for such fiscal year for such Party and (ii) within 60 days after the end of each of its first three (3) quarters of each fiscal year, a copy of the quarterly report containing unaudited consolidated financial statements for such fiscal quarter for the Party. In all cases, the statements shall be for the most recent accounting period and shall be prepared in accordance with generally accepted accounting principals, provided however, that should any such statements not be available on a timely basis due to a delay in preparation or certification, such delay shall not be an Event of Default so long as the relevant entity diligently pursues the preparation, certification, and delivery of the statements.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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     In the event a Party’s financial statements are filed with the Securities and Exchange Commission and are available at www.sec.gov, then such Party has fulfilled its obligations hereunder.
ARTICLE V
Contract Price
     The Contract Price shall be as follows:

FOB Plant
Contract Year	Specification A	Specification B
2005	[*] per ton	[*] per ton
2006	[*] per ton	[*] per ton
2007	[*] per ton	[*] per ton
2008	[*] per ton	[*] per ton
2009 (First Extended Term, if elected)	[*] per ton	[*] per ton
2010 (Second Extended Term, if elected)	[*] per ton	[*] per ton

FOB Plant Rehobeth
Contract Year	Specification A	Specification B
2005	[*] per ton	[*] per ton
2006	[*] per ton	[*] per ton
2007	[*] per ton	[*] per ton
2008	[*] per ton	[*] per ton
2009 (First Extended Term, if elected)	[*] per ton	[*] per ton
2010 (Second Extended Term, if elected)	[*] per ton	[*] per ton

FOB Rail Cadiz
Contract Year	Specification A	Specification B
2005	[*] per ton	[*] per ton
2006	[*] per ton	[*] per ton
2007	[*] per ton	[*] per ton
2008	[*] per ton	[*] per ton
2009 (First Extended Term, if elected)	[*] per ton	[*] per ton
2010 (Second Extended Term, if elected)	[*] per ton	[*] per ton
     Should Buyer elect to receive Specification C Coal as provided for in Article II, Section 2.1, the FOB Plant Contract Price for Specification C Coal shall be the then applicable FOB Plant Specification B Contract Price in the Contract Year in which said deliveries would begin, plus an additional amount of [*] per ton. Such Specification C Contract Price per ton shall increase each Contract Year thereafter at the rate of [*] per ton.
     Any Monthly Quantity Option tons or Half-Year Quantity Option tons, for Specification A and/or Specification B, elected as provided for under Article II, Section 2.1, shall be discounted by [*] per ton from the Contract Price in effect for the applicable specification(s) during such year for which such optional tons are elected.
     Except as provided herein under Articles V, VI, and VII, the Contract Price shall be firm and not subject to any adjustment.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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ARTICLE VI
Taxes and Other Liabilities
     Section 6.1 Each Party shall use Commercially Reasonable Efforts to administer this Agreement and implement the provisions in accordance with the intent to minimize Taxes, but neither Party shall be obligated to incur additional expenses in doing so. Seller shall be solely responsible for all assessments, fees, costs, expenses, and taxes (including without limitation, New Taxes, but not income taxes) imposed by governmental authorities or other third parties (“Third Party Impositions”) relating to the mining, beneficiation, production, sale, use, loading and delivery of Coal to Buyer or in any way accrued or levied at or prior to the transfer of title to the Coal to Buyer, and including, without limitation, all severance taxes, royalties, black lung fees, reclamation fees and other costs, charges, and liabilities. Buyer shall be solely responsible for Third Party Impositions relating to the Coal accrued or levied after the transfer of title to the Coal to Buyer.
     If either Party is exempt from taxes, it shall provide a certificate of exemption or direct pay permit, or other reasonable satisfactory evidence of such exemption.
     Section 6.2 Changes in Law. Seller hereby certifies that it is or will be in compliance with the rules, practices, and standards issued by any governmental agency with respect to legislation, regulations, rules or mandates which were in effect either by interim or final rules as of the Effective Date of this Agreement.
     In the event of the enactment, modification, or revision of any Federal, State or local legislation, regulations, rules or mandates issued pursuant thereto, including but not limited to the Federal Mine Safety & Health Act of 1977 and the Surface Mining Control and Reclamation Act of 1977, after the Effective Date of this Agreement, which affect the bituminous coal industry with respect to the coal reclamation, conservation, environmental protection, mine safety, mine working conditions and practices, ventilation, health, employee retirement programs occupational hazards, research and reclamation and conservation of mined areas, and which increases or decreases Seller’s cost of producing Coal under this Agreement, an appropriate adjustment will be made to the current Base Price to recognize such changed cost; provided, however, there shall be no changes made in the Base Price for changed costs associated with labor related benefits or taxes, real or personal property taxes, corporate net income or franchise taxes; and further provided that Buyer shall have the right to terminate this Agreement should any such adjustments cause the Base Price to be increased by more than [*] of its then current amount or should the total of all such adjustments under this Section 6.2 cause the Base Price to be increased by more than [*] of its initial amount as of January 1, 2005.
     Seller shall notify Buyer in the event of such governmental action and shall submit detailed documentation to allow determination of any such adjustment. If Seller and Buyer are unable to agree within ninety (90) days of receipt by Buyer of Seller’s documentation as to the amount the price per ton should be adjusted or as to whether the event is applicable, then the matter shall be submitted to a firm of mining engineers and/or independent certified public accountants mutually agreeable to the Parties for final determination, which shall be binding upon the Parties.
     If upon agreement or final determination, an adjustment in the cost per ton is found to be appropriate, appropriate credit for such amount on all tons delivered on and after the effective date of any such change resulting in such price adjustment, plus interest computed on the basis of the prime rate in effect at Citibank, N.A. (or its successor), commencing sixty (60) days after the effective date of such change, shall be made to the party to whom the benefit of such credit
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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is due; provided, however, that Seller shall not be entitled to any such credit for such tonnage delivered prior to the date upon which Seller’s written request for such adjustment is received by Buyer, nor for interest for a period of sixty (60) days subsequent to such date of Buyer’s receipt.
     Section 6.3 Each Party shall indemnify, release, defend, and hold harmless the other Party, its officers, directors, affiliates, agents, and employees, from and against any and all Third Party Impositions with respect to the Coal that are the responsibility of such Party.
ARTICLE VII
Adjustments to the Contract Price
     Adjustments to the Contract Price for variances in quality shall be made in accordance with the provisions of Schedule 7.2 (attached hereto and hereby made a part of this Agreement). The Contract Price as adjusted by such provisions is referred to as the “Selling Price.”
ARTICLE VIII
Weighing, Sampling, and Analyses
     Weighing, sampling, and analyses shall be performed by Buyer in accordance with the provisions of Schedule 8.1 (attached hereto and hereby made a part of this Agreement).
ARTICLE IX
Other Governmental Legislation, Regulations, and Orders
     Section 9.1 Seller and Buyer shall make good faith efforts to comply with the provisions of all federal, state, and other governmental laws and any applicable orders and/or regulations, or any amendments or supplements thereto, which have been, or may at any time be, issued by a governmental agency.
     Section 9.2 (a) If any federal, state, or other governmental law, regulation, or order (including but not limited to the Clean Air Act Amendments of 1990) is enforced or imposed upon Buyer regarding the purchasing, burning, transporting, or the use of, the Coal specified in this Agreement that would increase Buyer’s cost of burning or using such Coal on a dollar per ton basis equivalent to more than [*] of the then current Contract Price, or the reduction of the emission limitations below the current standard, or the sulfur or other chemical content of the Coal to be burned at the Plant; or if, as a result of any federal, state, or other governmental law, regulation, or order (including but not limited to the Clean Air Act Amendments of 1990) relating to the sulfur or other chemical content of the Coal and/or the stack emission limitations at a group of plants comprised of the Plant and any other generating plant(s) operated by the American Electric Power Company, Inc., or any of its Affiliates, Buyer voluntarily or involuntarily revises the specifications of the Coal to be burned at the Plant and/or voluntarily or involuntarily reduces the stack emission limitations at the Plant, in order that the Plant or such group of plants may be in compliance with said federal, state, or other governmental law, regulation, or order; or if as a result of any of the foregoing, Buyer in its sole reasonable judgment decides to discontinue the use of Coal at the Plant, then Buyer may terminate this Agreement by written notice to Seller as of the date determined pursuant to Section 9.4. If Buyer so requests, Seller may, but is not obligated to, agree to deliver Coal having such different specifications and/or quantity requirements in accordance with the
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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remainder of the terms and conditions of this Agreement (specifically at the price provisions set forth in Article V); provided, however, that those provisions dealing with quantity and/or quality will be changed appropriately to accommodate such different specifications and/or quantities. If, within 30 days of Seller’s receipt of Buyer’s notice to Seller pursuant to this paragraph, Seller has not agreed to continue deliveries as provided above, Buyer may terminate this Agreement by written notice to Seller. Should Buyer make such termination election, this Agreement shall terminate as of the date determined pursuant to Section 9.4.
     (b) If any federal, state, or other governmental law, regulation, or order is enacted, promulgated, or issued that alters, directly or indirectly, the rights of any electric utility, exempt wholesale generator, independent power producer, or similar entity(ies) to sell electric power to a location or locations served by the Plant or by any other plant(s) owned by Buyer and/or any of its Affiliates, then Buyer may terminate this Agreement at any time thereafter by written notice to Seller setting forth the date upon which Buyer’s election shall become effective; provided, however, that said effective date shall in no event be earlier than 60 days after the date of delivery of such notice.
     Section 9.3 In the event of the enactment of any new federal, state, or other governmental law, or the promulgation of any regulation or order thereunder which prohibits (or restricts so as effectively to prohibit) mining or processing, or shipping, as may be applicable, of the Coal specified in this Agreement, Seller may elect to be relieved of its obligation upon the effective date of implementation (compliance date) of such law, regulation, or order to deliver the total quantity of Coal to be delivered under this Agreement to the extent of the amount of tonnage represented by the percentage of production by Seller of such mining or processing, or shipping, as may be applicable, of Coal so affected by such law, regulation, or order to the total amount of Coal produced and processed to meet the quantity requirements of this Agreement.
     Section 9.4 (a) In the event Buyer elects to invoke Section 9.2 relative to the Clean Air Act Amendments of 1990, Buyer shall notify Seller in writing setting forth the date upon which Buyer’s election shall become effective; provided, however, that said effective date shall in no event be earlier than 60 days after the date of delivery of such notice.
     (b) Except as provided for in Section 9.4(a), should either Buyer or Seller elect to invoke Section 9.2 or 9.3, respectively, the Party so invoking shall notify the other Party in writing, stating the grounds upon which such invocation is based. Said notice shall also state the date upon which the notifying Party’s election shall become effective, which said date shall not be earlier than 120 days prior to the effective date of the implementation (compliance date) of such law, regulation, or order giving rise to the election; provided, however, that notwithstanding anything to the contrary herein, said effective date shall in no event be earlier than 60 days after the date of delivery of notice.
     Section 9.5 If Buyer elects to terminate this Agreement under the provisions of this Article, then neither Party shall have, after the effective date of such termination, any further obligation under this Agreement; provided, however, that such termination shall not affect any rights or obligations of Buyer or Seller existing under this Agreement for Coal shipped or required to be shipped prior to the effective date of said termination.
ARTICLE X
Representations
     On the Effective Date, each Party represents and warrants to the other Party that:
(i)	it is duly organized, validly existing and in good standing under the laws of jurisdiction of its formation;
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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(ii)	it has all regulatory authorizations necessary for it to legally perform its obligations under this Agreement;

(iii)	the execution, delivery and performance of this Agreement are within its powers, have been duly authorized by all necessary action and do not violate any of the terms and conditions in its governing documents, any contracts to which it is a party or any law, rule, regulation, order or the like applicable to it;

(iv)	this Agreement and each other document executed and delivered in accordance with this Agreement constitutes its legally valid and binding obligation enforceable against it in accordance with its terms, subject to any equitable defenses;

(v)	Buyer is acting as an agent for disclosed Parties, and Seller is acting for its own account; each Party has made its own independent decision to enter into this Agreement and as to whether this Agreement is appropriate or proper for it based upon its own judgment, is not relying upon the advice or recommendations of the other Party in so doing, and is capable of assessing the merits of and understanding, and understands and accepts, the terms, conditions and risks of this Agreement;

(vi)	it is not bankrupt and there are no Bankruptcy Proceedings pending or being contemplated by it or, to its knowledge, threatened against it which would result in it being or becoming bankrupt;

(vii)	there is not pending or, to its knowledge, threatened against it or any of its Affiliates any legal proceedings that could materially adversely affect its ability to perform its obligations under this Agreement;

(viii)	no Event of Default with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement;

(ix)	it is a “forward contract merchant” and this Agreement is a “forward contract” within the meaning of the United States Bankruptcy Code;

(x)	it has entered into this Agreement in connection with the conduct of its business and it has the capacity or ability to make or take delivery of all Coal referred to in this Agreement;

(xi)	with respect to this Agreement, it is an “eligible contract participant” as defined in Section 1a(12) of the Commodity Exchange Act, as amended [7USC § 1a(12)];

(xii)	all applicable information that is furnished in writing by it or on behalf of it to the other Party pursuant to this Agreement (as described on Schedule 10, attached hereto and hereby made a part of this Agreement) is as of the date provided true, accurate and complete in every material respect. For purposes of this representation, financial information provided via posting on the Internet shall be deemed to be written information provided to the other Party;

(xiii)	no event or circumstance exists at any Approved Production Source (as provided under Schedule 3.1-B), that would constitute an event of Force Majeure under this Agreement.
     Each Party represents that the individuals signing this Agreement on behalf of each of them has been duly authorized to do so. This Agreement will become a valid and binding contract only upon its execution by such persons authorized to bind both Parties.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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ARTICLE XI
Audit
     Each Party (and its representatives) has the right, at its sole expense during normal working hours and upon reasonable advance notice, to examine the records of the other Party, but only to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to this Agreement. If requested, a Party shall provide to the requesting Party statements evidencing the quantities and qualities of Coal delivered or received at the Delivery Point. If any such examination reveals any inaccuracy in any statement, the necessary adjustments in such statements and the payments thereof will be promptly made and shall bear interest calculated at the Interest Rate from the date the overpayment or underpayment was made until paid; provided, however, that no adjustment for any statement or payment will be made unless objection to the accuracy thereof was made in writing, in reference hereto, prior to the lapse of two (2) years from the rendition thereof; and provided further, that for the purpose of such statement and payment objections, this Article XI will survive any termination of this Agreement.
ARTICLE XII
Force Majeure
     To the extent either Party is prevented by Force Majeure from carrying out, in whole or part, its obligations under this Agreement and such Party (the “Claiming Party”) gives notice and details, orally and confirmed promptly in writing, of the Force Majeure to the other Party as soon as practicable (but in no event later than 30 days after the occurrence thereof), then the Claiming Party shall be excused from the performance of its obligations. The Claiming Party shall remedy the Force Majeure with all reasonable dispatch. The non-Claiming Party shall not be required to perform or resume performance of its obligations to the Claiming Party corresponding to the obligations of the Claiming Party excused by Force Majeure. Failure to give such notice and furnish such information within the time specified shall be deemed a waiver of all rights under this Article for such period of time during which notice was not given. Buyer and Seller shall exercise reasonable efforts to mitigate or eliminate the conditions which have caused the Force Majeure condition, provided, however, nothing herein contained shall be construed as requiring Seller or Buyer to accede to any demands of labor, or labor unions, or suppliers, or other parties which Seller or Buyer considers unacceptable. No suspension or reduction by reasons of Force Majeure shall invalidate the remainder of this Agreement but, on the removal of the cause, shipments shall resume at the specified rate. The Claiming Party claiming Force Majeure shall furnish the non-Claiming Party a monthly statement by the fifteenth (15th) day of the calendar month setting forth the amount of tonnage not shipped or to be reduced because of Force Majeure causes asserted during the second preceding calendar month.
     If an event of Force Majeure persists for (i) a continuous period of sixty days or (ii) an aggregate of 75 days in any twelve-month rolling period, then, at any time thereafter during the Force Majeure period, the Party not claiming Force Majeure shall have the option, upon at least three (3) days’ prior written notice, to terminate this Agreement and the obligations of the Parties thereunder.
     In the event of a Force Majeure, delivery of the affected quantity of Coal shall not be made up except at Buyer’s sole discretion.
     If Seller claims Force Majeure under this Agreement and has obligations to provide Coal of a similar type and quality as the Coal under other coal sales agreements, or if Buyer claims Force Majeure and has obligations to purchase coal of a similar type and quality as the Coal
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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under other coal sales agreements, then any reductions in Seller’s deliveries or Buyer’s purchases (as applicable) shall be allocated by the Party claiming Force Majeure on a pro rata basis among this Agreement and such other coal purchase or sales agreements involving coal of a similar type and quality as the Coal, to the extent contractually permitted by such agreements. Without limiting the generality of this Article, in the event of a Force Majeure event which causes a partial or total curtailment of electrical generation from or electrical generating capacity at the consigned destination or partial or total curtailment of transmission or distribution of electricity therefrom, Buyer shall at its option, be relieved under this Article from its obligation to accept up to the pro rata (based on such partial curtailment) quantity or entire (based on such total curtailment) quantity of Seller’s coal scheduled for delivery for the period during which such event or occurrence exists or existed.
ARTICLE XIII
Warranties
     In addition to all other warranties and representations made by Seller in this Agreement, Seller represents and warrants that (i) Seller, its affiliates or subsidiaries, shall by the Effective Date of this Agreement, own or control sufficient reserves of Coal as defined in Schedule 3.1-B to satisfy the quantity and quality provisions for this Agreement; (ii) Seller hereby certifies that it is in good faith compliance with the rules, practices, and standards issued by any and all governmental agency(ies) with respect to legislation, regulations, rules, or mandates which were in effect either by interim or final rules, or passed, adopted, or promulgated but to go into later effect, as of the time specified for the first delivery of Coal hereunder, including all laws and regulations regarding the mining and sale of Coal (notices and orders issued under the Federal Coal Mine Health and Safety Act and State and Federal Reclamation Acts excepted); and (iii) Seller has filed or will have filed in a timely manner to have obtained by said time all licenses, permits, certificates and other documents necessary for it to fulfill its obligations hereunder. Seller shall furnish upon request from Buyer a statement indicating the amount of reserves that remain to fulfill the quantity and quality requirements of this Agreement.
     Seller covenants that it will, and does hereby, dedicate to this Agreement such quantity of said Coal reserves as is required for the full performance of Seller’s obligations hereunder and that Seller will not sell nor contract to sell to others Coal from said reserves in such quantity and quality as to jeopardize its ability to deliver the total quantity and quality of Coal called for by this Agreement. Nothing in this Article XIII shall be construed as preventing Seller from mining and selling Coal from said reserves to others provided the foregoing provisions with respect to said reserves are complied with.
ARTICLE XIV
Title, Risk of Loss, and Indemnity
     Title for Coal conforming to this Agreement shall pass to Buyer as follows:
a)	Title to and risk of loss of the Coal will pass to Buyer as the trucks are unloaded at the Designated Delivery Point.

b)	Title to and risk of loss (except as provided in Schedule 2.4-B) of the Coal will pass to Buyer as the loaded railcars are pulled from the Designated Delivery Point.

c)	Title shall revert back to Seller immediately upon any rejection by Buyer as provided elsewhere in this Agreement.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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     Seller warrants that it has title to the Coal and will deliver the Coal to Buyer free and clear of all liens, claims, and encumbrances arising prior to the transfer of title to Buyer. Seller and Buyer shall each indemnify, defend, and save harmless the other Party, its officers, directors, affiliates, agents, and employees from and against any liabilities, expenses, losses, claim, damages, penalties, causes of action, or suits arising out of or in connection with its failure to comply with its obligations under this Agreement.
     Seller shall indemnify, save harmless, and defend Buyer and its affiliates, its officers, directors, agents, and employees (all referred to in this sentence as “Buyer”) from and against any liabilities, expenses, losses, claims, damages, penalties, causes of action, or suits, and all other obligations whatsoever, including without limitation, all judgments rendered against and all fines and penalties imposed upon Buyer (whether severally, or in combination with others) and any reasonable attorneys’ fees and any other costs of litigation (all of which are hereinafter referred to as “Liabilities”) arising out of injuries or death to any person(s), or damage to any property, caused by or related to, in whole or in part the railcars (or barges, if applicable) furnished hereunder (as applicable), between the time that such railcars (or barges, if applicable) are delivered to Seller or Seller’s agent and the time that custody thereof is properly returned to Buyer (or to Buyer’s agent carrier, if applicable), or if deliveries are by truck, arising out of injuries or death to any person(s), or damage to any property, caused by or related to, in whole or in part, to trucking of Coal, whether such Coal is trucked by Seller or Seller’s trucking contractor(s). Any injury or death to person(s) or damage to property as hereinbefore described shall be reported to Buyer by Seller immediately upon the occurrence thereof, and confirmed in writing as soon as possible.
ARTICLE XV
Netting and Set Off
     If the Parties are required to pay any amount under this Agreement on the same day or in the same month, then such amounts with respect to each Party may be aggregated and the Parties may discharge their obligations to pay through netting, in which case the Party, if any, owing the greater aggregate amount shall pay to the Party owed the difference between the amounts owed. Each Party reserves to itself all rights, setoffs, counterclaims, combination of accounts, liens and other remedies and defenses which such Party has or may be entitled to (whether by operation of law or otherwise). The obligations to make payments under this Agreement or any other agreement between the Parties may be offset against each other, set off or recouped therefrom.
ARTICLE XVI
Calculation of Damages
     Section 16.1 In addition to all other remedies available at law or, in equity, or under this Agreement, unless excused by Force Majeure, by written agreement of Buyer and Seller, or Buyer’s failure to perform, if Seller fails to deliver all or part of the Contract Quantity pursuant to this Agreement (including any failure due to rejection or suspension of delivery obligations), Seller upon demand shall pay Buyer, on the date payment would otherwise be due to Seller, an amount for each ton of such deficiency equal to the positive difference, if any, obtained by subtracting the Contract Price from the Replacement Price. “Replacement Price” means the market price for such quantity at such Designated Delivery Point as determined by Buyer in a commercially reasonable manner.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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     Unless excused by Force Majeure, by written agreement of Buyer and Seller, or Seller’s failure to perform, if Buyer fails to accept all or part of the Contract Quantity pursuant to this Agreement, Buyer upon demand shall pay Seller, on the date payment would otherwise be due, an amount for each ton of such deficiency equal to the positive difference, if any, obtained by subtracting the Sales Price from the Contract Price. “Sales Price” means the market price for such quantity at such Designated Delivery Point as determined by Seller in a commercially reasonable manner.
     Section 16.2 Payment of amounts, if any, determined under this Article shall be made in accordance with Article IV; provided, that payment of any such amounts shall be made on the 15th day of the month following such failure to deliver or accept Coal, as applicable. All such determinations shall be made in a commercially reasonable manner. The Non-Defaulting Party shall not be required to enter into any actual replacement transaction in order to determine the Replacement Price or Sales Price, as appropriate, provided, however, that the Non-Defaulting Party shall take all reasonable steps to mitigate its damages.
ARTICLE XVII
Events of Default, Remedies and Limitation of Liabilities
     Section 17.1 An event of default (“Event of Default”) with respect to a Party (the “Defaulting Party”) shall mean any of the following:
     1) the failure of the Defaulting Party to pay when due any required payment and such failure is not remedied within three Business Days, after receipt of written notice thereof, provided the payment is not subject to a good faith dispute as described in Article IV;
     2) an event described under paragraph (d) of Article II, Section 2.6, Rejection and Suspension, has occurred;
     3) any representation or warranty made by a Party herein shall prove to be untrue in any material respect when made;
     4) the failure of the Defaulting Party to comply with its other respective covenants or obligations under this Agreement and such failure continues uncured for five (5) Business Days after receipt of written notice thereof;
     5) the Defaulting Party shall be subject to a Bankruptcy Proceeding;
     6) the Defaulting Party fails to establish, maintain, extend, or increase Performance Assurance when required pursuant to this Agreement;
     7) the occurrence of a Material Adverse Change with respect to the Defaulting Party; provided such Material Adverse Change shall not be considered an Event of Default if the Defaulting Party, within forty-eight hours but at least one (1) Business Day after the date of notice, provides to the Non-Defaulting Party for so long as the Material Adverse Change is continuing, Performance Assurance with the Non-Defaulting Party in an amount equal to the sum of (in each case rounding upwards for any fractional amount to the next $250,000):
a)	the Settlement Amount that would be owed to the Non-Defaulting Party; plus

b)	if the Non-Defaulting Party is Seller, the amount equal to aggregate of the amounts Seller is entitled to receive under this Agreement for Coal scheduled during the 60 day period preceding the Material Adverse Change (the amount of said Performance Assurance to be adjusted at the beginning of each subsequent quarter to reflect amounts then owing).
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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     Section 17.2 Upon the occurrence and during the continuance of an Event of Default, the other Party (the “Non-Defaulting Party”) may, in its sole discretion:
     1) terminate, accelerate, and liquidate the Parties’ respective obligations under this Agreement by establishing, and notifying the Defaulting Party of, an early termination date (which shall be no earlier than the date of such notice nor later than 20 days after the date of such notice) on which this Agreement shall terminate (“Early Termination Date”); and/or
     2) withhold any payments due to the Defaulting Party until such Event of Default is cured; or
     3) suspend performance of its obligations under this Agreement until such Event of Default is cured.
     If notice of an Early Termination Date is given under this Article, the Early Termination Date will occur on the designated date, whether or not the relevant Event(s) of Default is then continuing.
     Section 17.3 Notwithstanding any provision to the contrary contained in this Agreement, the Non-Defaulting Party shall not be required to pay the Defaulting Party any amount under this Article XVII, until the Non-Defaulting Party receives confirmation satisfactory to it, in its reasonable discretion (which may include an opinion of its counsel), that all other obligations of any kind whatsoever of the Defaulting Party to make any payments to the Non-Defaulting Party under this Agreement (or otherwise) have been fully and finally performed.
ARTICLE XVIII
Grant of Security Interest
     To secure its obligations under this Agreement and to the extent either or both Parties deliver Performance Assurance hereunder, each Party (a “Pledgor”) hereby grants to the other Party (the “Secured Party”) a present and continuing first priority secured interest in, and lien on (and right of recoupment and setoff against), and assignment of, all cash collateral and cash equivalent collateral and any and all proceeds resulting therefrom or the liquidation thereof, whether now or hereafter held by, on behalf of, or for the benefit of, such Secured Party, and each Party agrees to take such action as the other Party reasonably requires in order to perfect the Secured Party’s first-priority security interest in, and lien on (and right of recoupment and/or setoff against), such collateral and any and all proceeds resulting therefrom or from the liquidation thereof.
ARTICLE XIX
Holding and Using of Performance Assurance
     Each Party will be entitled to hold Performance Assurance so long as the credit rating of the senior unsecured debt obligation of the entity or its guarantor is rated at least BBB- by S&P’s and Baa3 by Moody’s and further provided that an Event of Default has not occurred and is continuing with respect to the Party. If a Party’s Event of Default has occurred and is continuing, then the Defaulting Party, if it holds Performance Assurance, shall be required to immediately return all Performance Assurance to the Non-Defaulting Party.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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ARTICLE XX
Early Termination Payment and Remedies
     If this Agreement terminates on an Early Termination Date, the Non-Defaulting Party shall calculate, in a good faith commercially reasonable manner, the Settlement Amount as of the Early Termination Date as soon as is reasonably practicable and shall promptly notify the Defaulting Party of the amount thereof.
     “Settlement Amount” shall mean the present value of the single net aggregate amount for the remaining term of the Agreement, including any exercised option period, of any Losses, Costs, and Gains, expressed in United States Dollars, which the Non-Defaulting Party incurs as a result of the early termination of this Agreement in accordance with Article XVII, including, but not limited to, Losses or Gains based upon the then current replacement value of this Agreement, the amounts of any unpaid invoices, and the amount for Coal delivered but not yet billed. In calculating the Settlement Amount, the Non-Defaulting Party shall set off all amounts that are due to the Defaulting Party against such Settlement Amount so that the Settlement Amount shall be netted to a single liquidated amount. Any collateral being held by the Non-Defaulting Party shall be setoff against the amount owed to the Non-Defaulting Party. If the Defaulting Party is holding collateral posted by the Non-Defaulting Party, then the Non-Defaulting Party will have the right to set off that amount against any payment to be made to the Defaulting Party.
     The Non-Defaulting Party shall provide the Defaulting Party with an explanation of how it calculated the Settlement Amount, as well as supporting calculations and documentation reasonably requested by the Defaulting Party. The Non-Defaulting Party shall use good faith commercially reasonable efforts to mitigate any Costs or Losses it is entitled to hereunder. The Defaulting Party shall have the right to audit (through a third party independent auditor mutually agreed to by the Parties) the calculation of all of the Non-Defaulting Party’s Gains, Losses and Costs.
     If the present value of the Non-Defaulting Party’s aggregate Losses and Costs (net of any amounts due to the Defaulting Party) exceed the present value of its aggregate Gains, all as finally determined in accordance with the preceding provisions of this Article XX, the Defaulting Party shall, within five (5) Business Days of such final determination, pay the Settlement Amount to the Non-Defaulting Party, including interest thereon at the Interest Rate from the Early Termination Date until paid in full. If the Defaulting Party disputes the Non-Defaulting Party’s calculation of the Settlement Amount, the Defaulting Party will provide its calculations to the Non-Defaulting Party within two (2) business Days of receipt of calculation from the Non-Defaulting Party. The Defaulting Party shall nevertheless pay to the Non-Defaulting Party the undisputed portion of the Settlement Amount and provide Performance Assurance for the remaining amount.
     Liability in Unexercised Options. In the event that the Agreement terminates on an Early Termination Date prior to the Option(s) being exercised by Buyer, then if the Seller is the Defaulting Party, the Buyer is entitled to the market price as of the date Early Termination Date of an equivalent replacement Option(s) to be determined by Buyer in a commercially reasonable manner.
ARTICLE XXI
Successors, Assigns, and Assignment
     This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns; but, except for assignment to an Affiliate, this Agreement may not be assigned by either Party without the prior written consent of the other,
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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except that either Party may without the written consent of the other assign to any financing institution or institutions this Agreement or any monies due or to become due hereunder. No assignment under this Article XXI shall in any way relieve the assignor from liability for full performance under this Agreement. Any such assignee shall assume and agree to be bound by the terms and conditions of this Agreement.
     Notwithstanding the provisions of the preceding paragraph to the contrary, Buyer shall have the right to assign, in whole or in part, its rights and interests and delegate its obligations under this Agreement to a producer of Synfuel, provided that the proposed assignee agrees in writing to be bound by and to assume the terms and conditions of this Agreement and any and all obligations of Buyer to Seller arising or accruing hereunder during the term of such assignment. If the interest of Buyer in this Agreement shall be assumed, sold or transferred as hereinbefore provided, Buyer shall be released and discharged from only those obligations to Seller arising or accruing hereunder during the term of the assignment, and Buyer shall not be released and discharged from and shall remain liable for any and all obligations to Seller arising or accruing hereunder prior to or after the period of such assumption, unless such obligations are expressly assumed in writing by the assignee. During the assigned term, Seller shall perform this Agreement with the assuming party as if such person had been named as Buyer under this Agreement during the assigned term, but any act, omission or breach of the assignee during the assigned term will not affect the rights or obligations of the parties during the unassigned term. Should such assignment occur, Seller also agrees upon the request of Buyer to enter into a new agreement with such Synfuel producer on substantially the same terms and conditions as provided in this Contract with respect to all or part of the Coal to be purchased hereunder.
     Written consent to one or more assignments shall not be construed as waiving the necessity of obtaining written consent to other and/or additional assignments.
ARTICLE XXII
Government Contractor Compliance Certificate
     Unless exempted, the Parties shall comply with the equal employment opportunity clause in Section 202 of Executive Order 11246 and all applicable rules, regulations, and relevant orders pertaining to Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, and Section 4212 of the Vietnam Era Readjustment Assistance Act of 1974, as amended. The Parties represent that they do not, and shall not for the term of the Agreement, provide or maintain for its employees facilities that are segregated on the basis of race, color, religion, sex or national origin. The Parties represent that they will not assign its employees to perform any work related to the Agreement at a location where facilities are segregated on the basis of race, color, religion, sex or national origin. The Parties agree that they will not enter into any agreement to obtain goods or services relating to the Agreement with any entity that provides, maintains or assigns its employees to work at locations where facilities are segregated on the basis of race, color, religion, sex or national origin. As used herein, “facility” means waiting rooms; work areas; restaurants and other eating areas; time clocks; locker rooms and other storage or sleeping areas, except as necessary to assure privacy between male and female employees; parking lots, drinking fountains; recreation or entertainment areas; and transportation. If not otherwise exempted by Title 48 and to the extent applicable, the Parties will comply with 48 CFR §52.219-8, Utilization of Small, Small Disadvantaged, and Women-Owned Small Business Concerns, and 48 CFR §52.219-9, Small, Small Disadvantaged, and Women-Owned Small Business Subcontracting Plan. If not otherwise exempted by 41 CFR §60-1.5, the
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5/3/04	21

Parties represent that they will file all reports or other required information specified in 41 CFR §60-1.7.
ARTICLE XXIII
Counterparts, Survival and Severability
     This Agreement may be executed in several counterparts, each of which is an original and all of which constitute one and the same instrument. All audit rights shall survive the termination of this Agreement in full for a period of two (2) years (except with respect to audit rights as to third party impositions which shall survive for the applicable statute of limitations, including any extensions thereof).
     Should any provision of this Agreement for any reason be declared invalid or unenforceable by final and applicable order of any court or regulatory body having jurisdiction, such decision shall not affect the validity of the remaining portions, and the remaining portions shall remain in effect as if this Agreement had been executed without the invalid portion. In the event any provision of this Agreement is declared invalid, the Parties shall promptly renegotiate to restore this Agreement as near as possible to its original intent and effect.
ARTICLE XXIV
Expenses
     In addition to the other indemnification rights set forth in this Agreement, the Defaulting Party will, on demand, defend, indemnify and hold harmless the Non-Defaulting Party for and against all reasonable out-of-pocket expenses, including legal costs, incurred by the Non-Defaulting Party by reason of the enforcement and protection of its rights under this Agreement including, but not limited to, costs of collection.
ARTICLE XXV
Non-Waiver and Duty to Mitigate
     No waiver by any Party of any of its rights with respect to any other Party or with respect to any matter or default arising in connection with this Agreement shall be construed as a waiver of any subsequent right, matter or default whether of a like, kind, or different nature. Any waiver shall be in writing signed by the waiving Party.
     Each Party agrees that it has a duty to mitigate damages.
     Except as otherwise set forth in this Agreement, nothing contained in this Agreement shall be construed or constitute any Party as the employee, agent, partner, joint venturer or contractor of any other Party.
     This Agreement is made and entered into for the sole protection and legal benefit of the Parties, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement.
ARTICLE XXVI
Notices
     Notices required under this Agreement may be exercised verbally, but shall be provided to the other Party in writing as soon as practicable to the addresses shown herein. The Parties shall be legally bound from the date the notification is exercised.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5/3/04	22

     Unless expressly provided otherwise, notices shall be in writing and delivered by hand or electronic means or transmitted by facsimile or sent by postage prepaid, certified mail, return receipt requested, or by overnight mail or courier. Notices hand delivered or delivered by electronic means shall be deemed delivered by the close of the Business Day on which it was hand delivered or delivered by electronic means (unless hand delivered after close of the Business Day in which case it shall be deemed received by the close of the next Business Day). Notices provided by facsimile shall be deemed to have been received upon the sending Party’s receipt of its facsimile machine’s confirmation of a successful transmission. If the day on which such facsimile is received is not a Business Day or is after five p.m. Eastern Prevailing Time on a Business Day, then such facsimile shall be deemed to have been received on the following Business Day. Notices provided by postage prepaid, certified mail, return receipt requested, or by overnight mail or courier, shall be deemed delivered upon mailing. A Party may change its address by providing notice thereof in accordance with this Article XXVI.
For Notices:
If to Seller:
ATTN CHARLES UNGUREAN
OXFORD MINING COMPANY INC
C/O EAGLE FUELS
330 OAK PARK, PO BOX 291
CADIZ OH 43907
PHONE: 740-942-8181            FAX: 740-942-4227
If to Buyer:
ATTN CONTRACT ADMINISTRATION
AMERICAN ELECTRIC POWER SERVICE CORPORATION
155 WEST NATIONWIDE BOULEVARD, COLUMBUS OH 43215
PHONE: 614-583-6114            FAX: 614-583-1606
     Seller shall reference this Agreement number on each invoice.
ARTICLE XXVII
Confidentiality
     Neither Party shall disclose, either directly or indirectly, the terms of this Agreement to a third party without the written consent of the other Party (other than a Party’s and its Affiliates’ employees, lenders, counsel, accountants or prospective permitted purchasers), except in order to comply with any applicable law, order, regulation or exchange rule; provided, each Party shall notify the other Party of any proceeding of which it is aware which may result in disclosure and use reasonable efforts to prevent or limit the disclosure.
ARTICLE XXVIII
Entire Agreement, Amendments, and Interpretation
     This Agreement and the Schedules attached hereto and made a part hereof constitute the entire agreement between the Parties relating to the subject matter contemplated by this Agreement and supersedes any prior or contemporaneous agreements or representations
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5/3/04	23

affecting the same subject matter. The Parties agree that parol or extrinsic evidence may not be used to vary or contradict the express terms of this Agreement.
     No amendment modification or change to this Agreement be enforceable unless reduced to a writing executed by the Party against whom such amendment, modification or change is sought to be enforced and shall reference this Agreement.
     The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be used in interpretation of this Agreement.
     All headings for Articles and Sections herein are for convenience and reference purposes only. Any capitalized terms used herein and not defined in the article or section in which it appears shall have the meaning set forth herein under Definitions.
ARTICLE XXIX
Governing Law; Waiver of Jury Trial
     This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. Each Party waives its respective right to any jury trial with respect to any litigation arising under or in connection with this Agreement. Except as otherwise provided for herein, the provisions of the Uniform Commercial Code (“UCC”) of the state the law of which shall govern this Agreement shall be deemed to apply to this Agreement and any Coal supplied hereunder shall be deemed to be “goods” for purposes of the UCC.
ARTICLE XXX
Venue
     Each Party hereby submits to the exclusive jurisdiction of state or federal courts located in Franklin County, Ohio and all appellate courts therefrom and waives any objection which it may have at any time to the laying of venue of any proceedings brought in such court, waives any claim that such proceedings have been brought in an inconvenient forum, and further waives the right to object, with respect to such proceedings, that such court does not have jurisdiction over such Party.
ARTICLE XXXI
Imaged Agreement
     Any original executed Agreement or other related document may be photocopied and stored on computer tapes and disks (“Imaged Agreement”). If an Imaged Agreement is introduced as evidence in any judicial, arbitration, mediation or administrative proceedings, it shall be considered as admissible evidence. Neither Party shall object to the admissibility of the Imaged Document on the basis that such were not originated or maintained in documentary form under either the hearsay rule, the best evidence rule, or other rule of evidence.
ARTICLE XXXII
Major Technological Improvements
     The Parties hereto recognize that major technological improvements in mining, hauling, handling, or processing, may provide the future opportunity for reduced costs in supplying Coal hereunder. Seller agrees that the application of latest technology in equipment and methods used in the mining, hauling, handling, and processing of Coal to be supplied under this
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5/3/04	24

Agreement shall be considered and adopted if feasible. The Selling Price for all Coal delivered from any source(s) where any such new technology is introduced shall be reduced by [*] of the difference between Seller’s normal production and processing costs per ton without such new technology and such production and processing costs per ton subsequent to the implementation of such new technology, after adjustment for depreciation of any related capital expenditure(s), amortization of any costs relating to installation of such new technology, and a rate of return on such expenditures and such costs at the then existing prime rate of Citibank, N.A., prorated over the normal useful life of any such capital expenditure(s). The Selling Price hereunder shall not be reduced pursuant to this Article XXXII, based on Seller’s use at such source(s) of any technology, if such technology was generally available for commercial use in the mining industry as of March 1, 2004.
IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed in its behalf by its proper officer thereunder duly authorized, all as of the day and year first above written.

Seller: OXFORD MINING COMPANY, INC.		Buyer: AMERICAN ELECTRIC POWER SERVICE CORPORATION, AS AGENT FOR COLUMBUS SOUTHERN POWER COMPANY

By:	Charles C. Ungurean	By:

Its:	/s/ Charles C. Ungurean	Its:	/s/ [ILLEGIBLE]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5/3/04	25

SCHEDULE 2.4-A
TRANSPORTATION SPECIFICATIONS
TRUCK
     The Coal to be delivered hereunder (unless and until otherwise directed by Buyer as hereinafter provided) shall be properly consigned by Seller to the Plant. Except as otherwise provided by this Agreement, all Coal shall be delivered hereunder FOB Plant in trucks provided by, or on behalf of, Seller. Seller shall accordingly deliver and dump such Coal at the Plant at such time of day and at such plant location as Buyer may reasonably direct, at which time title and risk of loss to Coal so delivered shall pass to Buyer (all references to “Seller” in these Transportation Specifications, shall apply additionally to Seller’s trucking contractor[s], if any, that deliver Coal on Seller’s behalf under this Agreement).
     Seller, at its expense, shall have coverage of the insurance specified below, which shall be placed with insurance carrier(s) acceptable to Buyer, and shall maintain this insurance at all times during performance of this Agreement
     (i) Coverage for the legal liability of Seller under the workers’ compensation and occupational disease law of the state(s) in which the work is (are) performed. Seller shall be contributor to the state workers’ compensation fund(s) and shall furnish a certificate to that effect. If Seller is a legally permitted and qualified self-insurer in the state of Ohio, it may furnish proof that it is such a self-insurer in lieu of submitting proof of insurance;
     (ii) Employer’s liability insurance in an amount not less than $2,000,000.00 for each accident;
     (iii) Commercial general liability insurance with limits of not less than $2,000,000.00 for each occurrence and aggregate;
     (iv) Commercial automobile liability insurance with a limit for bodily injury and property damage of not less than $2,000,000.00 each accident;
     (v) Seller shall obtain waivers of subrogation on all their insurance, whether required by this Agreement or in excess of the Agreement requirements. Such waivers shall be for the benefit of Buyer.
     Buyer may prohibit Seller’s trucks from entering the premises of the consigned destination hereunder until Buyer receives from Seller, from time to time upon reasonable demand by Buyer, two copies each of acceptable certificates of the insurance coverages stated above. Buyer’s failure to demand copies of such certificates shall not relieve Seller of the obligation to continually have in force the insurance coverage stated above. Such certificates, which shall specifically reference the contract number 10-62-04-900, shall state that the insurance carrier has issued the policies providing for the insurance specified herein, that such policies are in force, and that the insurance carrier will give Buyer thirty days prior written notice of any material change in, or cancellation of, such policies. If such insurance policies are subject to any exceptions to the terms specified herein, such exception shall be explained in full in such certificates. Buyer may, at its discretion, require Seller to obtain insurance policies that are not subject to any exceptions.
     Buyer may also prohibit any truck from entering the premises of the consigned destination unless the driver of such truck receives and agrees to abide by Buyer’s written instructions (or has evidence of such receipt and agreement obtained within the prior twelve-month period) as to Buyer’s safety and other requirements for the operation of such trucks on such premises.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5/3/04	26

SCHEDULE 2.4-B
TRANSPORTATION SPECIFICATIONS
RAIL
     The Coal herein contracted for rail delivery (unless and until otherwise directed by Buyer as hereinafter provided) shall be properly consigned by Seller, rail freight collect, for rail delivery to the Plant via Muskie Transloading, Inc.
     Seller shall load Coal that is to be delivered hereunder into railcars provided by Buyer, or its agent, at the Designated Delivery Point(s) listed on Schedule 3.1-B of this Agreement. Requests for any additional rail shipping origin(s) shall be proposed by Seller in writing and shall be subject to Buyer’s written approval. Such approval shall be subject to Buyer’s reasonable discretion.
     Except when in conflict with provisions of this Agreement, (in which case, such provisions shall control), the loading at the shipping origin shall be accomplished according to the standard tariff or contract agreements governing such operations between the Coal tipple operator and carrier, including but not limited to free time and demurrage charges. Buyer shall not be responsible for any charges assessed at the origin by carrier including, but not limited to, detention charges.
     Seller shall not have the right to ship Coal to be delivered under this Agreement from any rail shipping origin(s) other than the Designated Delivery Point(s) listed on Schedule 3.1-B unless Seller shall first have obtained Buyer’s written approval of such additional shipping origin. Such written approval shall be subject to Buyer’s sole discretion, and upon Seller’s agreement to pay any increased transportation cost differential (based on carrier-provided cars) that would be incurred by Buyer (any decreased transportation cost differential shall be to Buyer’s benefit) if shipments were made from such proposed rail shipping origin as compared to Cadiz.
     Seller shall cause the loadings hereunder to be tendered in unit trainload lot shipments of not less than 50 railcars each, shall be loaded to a minimum weight equal to ninety-eight percent (98%) of the total of the marked load limit of all the cars in the unit train, and shall be loaded in not more than four (4) hours from the Designated Delivery Point(s); provided, however, that subject to the provisions hereinafter, Seller may tender trainload lot shipments of less than 50 railcars from an Designated Delivery Point(s) that is otherwise not capable of loading trainload lot shipments of 50 railcars. Seller shall add the following notation on each bill of lading or mine card documents: “Subject to Contract No. OHCR-C-3012” or such other contract number as designated from time to time by Buyer.
     Seller shall cause deliveries to be loaded on any day of the week. Seller shall cause loadings to commence at any hour of the day that scheduled railcars are made available for loading, and loading time for each unit train shipped hereunder shall not exceed five (5) hours from the time the unit train is placed for loading at the origin by the rail carrier. Seller shall provide to Buyer, at least ten (10) days prior to the beginning of each month, a proposed shipping schedule. Buyer shall review the schedule to verify if it can be accomplished with the railroad and that, when combined with deliveries from all Designated Delivery Point(s) (if more than one), it does not exceed the quantity obligation under this Agreement, and advise Seller of acceptance or nonacceptance.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5/3/04	27

     If at any time Seller ships Coal that results in Buyer being charged for improper consignment or otherwise results in Buyer being charged a transportation charge for delivering such Coal (including but not limited to any demurrage charge) which exceeds the minimum transportation charge then in effect for shipments of not less than fifty (50) railcars loaded in not more than five (5) hours and meeting all other railroad requirements necessary for the minimum transportation rate set forth in the contract for shipping Coal from the Approved Rail Shipping Origin in carrier-provided railcars, then any such improper consignment charge or excess transportation charge shall be credited to Buyer.
     Should Seller not originate shipments in accordance with these Transportation Specifications, Seller shall pay Buyer for any resulting charges incurred by Buyer which are assessed by the railroad in excess of the charges that would have been incurred by Buyer had Seller strictly complied herewith.
     Should Buyer reject any railcar load(s) of Coal in any shipment, Seller shall arrange for the removal of such rejected railcar(s). All costs assessed by the railroad, including but not limited to reconsignment charges, transportation charges, and demurrage charges, shall be to the account of Seller. In addition, if the rejected railcar(s) of Coal are Buyer-provided railcar(s), then Seller shall also pay the per diem and mileage charges as defined in the Car Hire Tables of the Official Railway Equipment Register, as amended. Such per diem charges shall be effective as of the first 7:00 am. following Buyer’s rejection until the railcar(s) are unloaded at a destination specified by Seller and then returned to a destination specified by Buyer (or by the railroad, if applicable) for further utilization. Such mileage charges shall be based on the loaded and empty miles traveled by the rejected railcar(s) from the point of rejection to such specified return destination.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5/3/04	28

SCHEDULE 3.1-A
QUALITY SPECIFICATIONS
     The Coal required and delivered hereunder, upon unloading and receipt at the Plant (and at each other respective consigned destination,) shall meet the following “Contracted Half-Month” specifications. Further, for the purposes of this Article, the following “Suspension” specifications shall be applicable to such Coal.

Weighted Average “As-Received” Basis
	Contracted	Half Month (A)*	Applicable Lot (B)*
	Half-Month	Suspension Limit	Suspension Limit (D)*
SPECIFICATION A:
Calorific Value (Btu/lb.)	[*]	[*]	[*]
Moisture (%)	[*]	[*]	[*]
Ash (%)	[*]	[*]	[*]
Volatile Matter (%)	[*]	[*]	[*]
Hardgrove Grindability	[*]	[*]	[*]
Sulfur Dioxide (lbs. S02/MMBtu) (C)*	[*]	[*]	[*]
Ash Fusion Temp. (H=1/2w) °F Red. Atm	[*]	[*]	[*]

SPECIFICATION B:
Calorific Value (Btu/lb.)	[*]	[*]	[*]
Moisture (%)	[*]	[*]	[*]
Ash (%)	[*]	[*]	[*]
Volatile Matter (%)	[*]	[*]	[*]
Hardgrove Grindability	[*]	[*]	[*]
Sulfur Dioxide (lbs. S02/MMBtu) (C)*	[*]	[*]	[*]
Ash Fusion Temp. (H=1/2w) °F Red. Atm	[*]	[*]	[*]

SPECIFICATION C:
Calorific Value (Btu/lb.)	[*]	[*]	[*]
Moisture (%)	[*]	[*]	[*]
Ash (%)	[*]	[*]	[*]
Volatile Matter (%)	[*]	[*]	[*]
Hardgrove Grindability	[*]	[*]	[*]
Sulfur Dioxide (lbs. S02/MMBtu) (C)*	[*]	[*]	[*]
Ash Fusion Temp. (H=1/2w) °F Red. Atm	[*]	[*]	[*]
# Ash/MMBtu:	[*]	[*]	[*]

Definitions:

N/A: Not Applicable

(A) =	the Half-Month weighted average analysis result (as determined under Article VIII of this Agreement).

(B) =	the analysis result of the sample (or composite of samples, if more than one) representing each day’s unloading of Coal, or, at Buyers election, a composite of two or more such days unloadings (a day’s unloading shall mean all Coal unloaded on a given day between the hours of 12:01 a.m. to 12:00 a.m.).

(C) =	For the purpose of determining the pounds of sulfur dioxide per million Btu and pounds Ash per million Btu, the figures shall be rounded to the nearest one hundredth. For example, [*] pounds SO2 per million Btu shall mean [*] pounds SO2 per million Btu, while [*] pounds SO2 per million Btu shall mean [*] pounds SO2 per million Btu and shall be deemed, for example, not to have met a [*] pounds SO2 per million Btu specification.

(D) =	Buyer shall also have the right to reject any Coal that: 1) has a maximum topsize exceeding [*] when delivered to the Plant or exceeds [*] capable of passing a [*] square wire cloth sieve; 2) has a maximum topsize exceeding [*] if delivered to CCPP; 3) is not free flowing and free of extraneous material upon unloading; or 4) has intermediate sizes (including fines) added or removed.

(E) =	the “suspension” specification for grindability shall be no less than X, where X = Contracted Btu times [*], divided by the actual weighted average “as-received” calorific value of the coal for such lot.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5/3/04	29

SCHEDULE 3.1-8
APPROVED PRODUCTION SOURCE(S), APPROVED RESERVE(S) OF COAL,
AND DESIGNATED DELIVERY POINT(S)
     The Approved Production Source(s) to which reference is made to in this Agreement consist of the following:

		Coal	Ohio
Mine	Reserves	Seam	County
Boswell	[*]	8,9	Belmont
Egypt Valley East	[*]	9	Belmont
Martin	[*]	8	Belmont/Harrison
Sexton	[*]	8,8A,9	Harrison
Daron	[*]	8,8A,9	Harrison
New Lexington	[*]	5,6	Perry

Subtotal Strip 1	[*]

Plainfield II	[*]	5,6	Guernsey/Coshocton
Little Africa	[*]	5,6	Coshocton
Plainfield III	[*]	5,6	Guernsey/Coshocton
Otsego	[*]	6	Guernsey/Muskingum
Other Plainfield	[*]	5,6	Guernsey
Stonecreek	[*]	5,6,7	Tuscarawas
Stillwater	[*]	7	Tuscarawas
Miley	[*]	6	Coshocton

Subtotal Strip 2	[*]

		Coal	Ohio
Mine	Reserves	Seam	County
		Seam	County
Tusky #6	[*]	6	Tuscarawas/Harrison
Rush Twp #6	[*]	6	Tuscarawas

Subtotal Underground	[*]

Grand Totals	[*]	6 Seams	7 Counties
The Designated Delivery Points are:

FOB Plant or
FOB Railcar
Cadiz Loadout	OPSL No. CUOH-10045
Rehobeth Loadout	OPSL No. OSRR-1009
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5/3/04	30

SCHEDULE 7.2
QUALITY ADJUSTMENTS
     In order for the Selling Price to accommodate variations in calorific value, sulfur dioxide value, and ash value of the Coal delivered hereunder, there shall be an amount(s) added to or subtracted from the Contract Prices as provided for in this Article. For purposes of this Schedule 7.2, the “Contract Price” shall mean the applicable Contract Price (based upon the Contract Year, specification, and Designated Delivery Point) in accordance with Article V. These price adjustments shall be in addition to any rights which Buyer may have as provided or referenced under Article II of this Agreement.
     (a) If the weighted average calorific value of the Coal unloaded and taken into account hereunder in a Half-Month is not equal to the Contract Half-Month Weighted Average Btu Specification, then there shall be an amount added to the Contract Price (if the calculated number is positive) or subtracted from the Contract Price (if such number is negative), as determined by the following formula, to arrive at the adjusted price for such Coal:
Amount Per Ton of Increase or = (Actual Btu — Contracted Btu) x Contract Price
Decrease for Calorific Value                     Contracted Btu
provided, however, no premium will be paid for Calorific Value which exceeds the Contracted Half-Month Weighted Average Btu/lb. by [*] Btu per pound.
     (b) If the weighted average Half-Month SO2 content tested is greater than the SO2 Contracted Half-Month Weighted Average Specification, the Contract Price for Coal will be reduced by an amount determined in accordance with the following formula
((Actual lbs. S02/mmbtu – SO2 Contracted S02/mmbtu) * Actual Btu/lb. * E)
[*]
E = the SO2 Monthly Price (or if not published, the average of the SO2 Daily Prices for the applicable calendar month of delivery) of allowances expressed in dollars per ton of SO2 in the table entitled “AIR Daily Emission Allowance Indices” published in AIR Daily, or its successor publication, for such calendar month of delivery as first published following such month, provided that if the SO2 Monthly Price is less than [*], then E shall equal [*].
     (c) If the weighted average Half-Month SO2 content tested is less than the SO2 Contracted Half-Month Weighted Average Specification, the Contract Price for Coal will be increased by an amount determined in accordance with the following formula
((S02 Contracted lbs. S02/mmbtu — Actual S02/mmbtu) * Actual Btu/lb. * E) * [*]
[*]
E = the SO2 Monthly Price (or if not published, the average of the SO2 Daily Prices for the applicable calendar month of delivery) of allowances expressed in dollars per ton of SO2 in the table entitled “AIR Daily Emission Allowance Indices” published in AIR Daily, or its successor publication, for such calendar month of delivery as first published following such month, provided that if the SO2 Monthly Price exceeds [*], then E shall equal [*].
     Additionally, an amount of [*] per ton shall be deducted from the Contract Price for each Applicable Lot of Coal having an SO2 value greater than the Applicable Lot Suspension Limit.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5/3/04	31

     (d) For each Applicable Lot of Coal tested to have an ash content greater than the Applicable Lot Suspension Limit, the Contract Price for Coal in such Applicable Lot will be decreased by [*] for each [*] ash increment, or portion thereof, by which the Applicable Lot’s ash content is tested to be above the Applicable Lot Suspension Limit. (For example, if the Ash Applicable Lot Suspension Limit is [*] and an Applicable Lot has a percent ash value of [*], then the Contract Price decrease shall be [*] per ton.)
     (e) If the weighted average Actual Percent Recovery of Specification A Coal delivered to CCPP hereunder in a Half Month is not equal to [*], then there shall be an amount added to or subtracted from the Contract Price in accordance with the following formula:
(( Actual Percent Recovery — [*] ) / [*]) * Contract Price
provided that no premium or penalty will be paid if the difference between [*] and the Actual Percent Recovery is less than the absolute value of [*].
     To determine the Actual Percent Recovery, Buyer shall conduct a float / sink test for each Applicable Lot at a [*] specific gravity on a subsample (weighing a minimum of [*]) of the pertinent gross sample that has been reduced to a top size of [*] (No. 4) or [*] (No. 8). The Actual Percent Recovery hereunder shall be calculated by dividing the weight of the [*] specific gravity float fraction by the initial weight of the entire subsample, and multiplying the quotient by [*].
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5/3/04	32

SCHEDULE 8.1
WEIGHING, SAMPLING AND ANALYSIS
WEIGHING
     Weights taken in accordance with this Schedule 8.1 shall be deemed accepted as correct (absent manifest error) and shall govern all invoicing and payments hereunder.
     (a) Except as provided in (e) below, the weight of the Coal delivered by truck or railcar hereunder shall be determined by Buyer at its expense on Buyer’s truck or conveyor belt scales at Buyer’s unloading facility(ies). Such scales shall be calibrated once each month to maintain them to within plus or minus one-half of one percent (±0.5%) accuracy. At Seller’s request, which Seller may make from time to time, Buyer shall inform Seller of the results of such testing and calibration. The testing and calibration of such scales shall be accomplished in accordance with the guidelines outlined in the National Institute of Standards and Technology Handbook #44, or other procedures which shall be mutually acceptable to Seller and Buyer.
     (b) Buyer shall give prompt notice by telephone or facsimile and confirm such notice in writing to Seller if and when any scales are discovered to be in error beyond the limits established above. If at any time the scales are determined to be in error beyond the limits established in (a) supra, an adjustment of the payment to Seller shall be made based on the assumption that the condition causing the scales to be in error beyond such limits shall have existed with respect to all Coal unloaded on and after 30 calendar days prior to such discovery, or the date of the previous scale calibration, whichever is later. Such adjustment shall be in an amount equal to the difference in the weights as specified in the applicable invoices and the weights that would have been obtained had the scales been accurate (without applying a ±0.5% tolerance), multiplied by the price per ton as stated in said invoices.
     (c) Seller shall have the right, but not the duty, to have a representative present at any and all times to observe the determination of weights; however, Buyer shall not be obligated to notify Seller to be present. If Seller should at any time question the accuracy of the weights thus determined, Seller shall so advise Buyer and confirm the same in writing, and Buyer shall arrange to test the scales. If such test shows the scales to be in error, they shall be adjusted to the required accuracy established above. If such test requested by Seller shows the scales to be within the applicable limits established above for the respective scale, then Seller shall pay all costs of such test, otherwise Buyer shall pay all such cost.
     (d) Any payments due by either Party to the other, as a result of adjustment and/or payment of costs made pursuant to this Schedule 8.1, shall be paid in accordance with Article IV, Billing and Payment.
     (e) During any period when Buyer’s scales are inoperable, determination of the quantities of Coal delivered shall be made by a procedure to be established at such time by agreement of Buyer and Seller.
SAMPLING AND ANALYSIS
     (a) Buyer shall provide a split of the composite sample for each day’s deliveries of Coal to Seller.
     (b) All Coal delivered hereunder shall be sampled by Buyer using a mechanical sampling system before it is commingled with other coal and approximately at the time it is weighed by Buyer on Buyer’s scales. Buyer shall determine, by proper analyses made in its laboratory and at its expense, the “As-Received” quality and characteristics of the Coal. Such analysis shall be provided to Seller by Buyer within four (4) days following delivery of such Coal to Buyer. All sampling and analyses hereunder shall be performed in accordance with methods approved by the American Society for Testing and Materials (ASTM), or such other method as may be mutually acceptable. For purposes of determining moisture hereunder, the two-stage
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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procedures as defined in ASTM 3302 shall be used. Except as otherwise provided in this Schedule, the results of the sampling and analyses by Buyer shall be accepted as the quality and characteristics of the Coal unloaded hereunder at each respective consigned destination.
     (c) If Seller should from time to time question the correctness of either sampling or the analyses made by Buyer, Seller may request that up to six consecutively days unloadings of Coal hereunder be individually sampled by Buyer for analysis by a commercial testing laboratory, mutually chosen, and using mutually acceptable procedures. The results of such commercial testing laboratory’s analyses shall be accepted as the quality and characteristics of such Coal. If the average of one or more of the Coal quality parameter values of the samples separately collected by Buyer and analyzed by the commercial testing laboratory differ by more than the ASTM (or other mutually agreeable methodology) reproducibility tolerance ranges for such respective Coal quality parameter, when compared to the average values of splits of the same samples separately analyzed by Buyer when both sets of sample splits have been taken from the same delivery of Coal, Buyer shall pay such charges of such commercial testing laboratory, otherwise Seller shall pay such charges.
     (d) Unless Seller challenges, pursuant to Part (c) above, the accuracy of either the sampling or analyses made by Buyer by written notice to Buyer by the 15th day of the Half-Month following the Half-Month in which the Applicable Lot(s) of Coal represented by such sample(s) and/or analysis (analyses) was (were) taken into account by Buyer, Seller shall be deemed to have waived all claims with respect to such sampling and analyses.
     (e) Coal received, unloaded, and taken into account that is not sampled or is sampled but not analyzed shall be taken into account as follows: If during any “half-month” at least fifty (50) percent (by weight) of Coal delivered at a respective consigned destination during such period has been sampled and analyzed, then the weighted average analytical results of such samples shall be applicable to all Coal delivered to such consigned destination during such half-month period. If more than fifty (50) percent (by weight) of Coal delivered at a consigned destination during any such half-month period has not been sampled and analyzed, then the weighted average analytical results of the portion of sampled and analyzed Coal shall apply to such portion, and the weighted average analytical result of the last preceding half-month in which at least fifty (50) percent (by weight) of the Coal delivered to such consigned destination was sampled and analyzed shall be applicable to such portion of the Coal delivered which was not sampled and/or was not analyzed for such half-month period.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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SCHEDULE 10
LIST OF DOCUMENTS
Schedule 10.1 — Oxford Mining Company Reserve Location Map
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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SCHEDULE 10.1
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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